EXHIBIT 99.1

PRESS RELEASE                                        Source: National Coal Corp.

NATIONAL COAL CORP. PROVIDES UPDATE TO EARNINGS GUIDANCE FOR FISCAL 2004 AND WITHDRAWS GUIDANCE FOR 2005
Thursday January 20, 4:40 pm ET

KNOXVILLE,  Tenn.--(BUSINESS  WIRE)--Jan.  20, 2005--National Coal Corp. (OTCBB:
NCOC - NEWS), a coal producer operating in Eastern Tennessee and Southeastern Kentucky, today revised its earnings guidance for the fourth quarter and fiscal year 2004, and withdrew its earlier guidance for fiscal year 2005.

For the fourth quarter of Fiscal Year 2004, which ended December 31, 2004, National Coal estimates that revenue will be approximately $7.0 million, and that EBITDA will be negative. In November 2004, National Coal projected revenues and EBITDA for the quarter of $9.4 million and $1.8 million, respectively.

For the full fiscal year 2004, National Coal estimates that total revenue will be approximately $17.0 million, and that EBITDA will be negative. National Coal earlier projected revenues for the year of $19.4 million and an EBITDA of $(945,000).

Jon Nix, President and CEO of National Coal Corp., commented, "Our revised guidance for the fourth quarter and full fiscal year 2004 reflects several factors. During the fourth quarter, we experienced worse than anticipated weather, including several hurricanes which affected our mining production and subsequently disrupted our coal deliveries in the period. We also experienced longer than anticipated delays in obtaining permits to open additional mines, which resulted in lower than projected coal sales in the fourth quarter of 2004. The lower coal sales and higher than anticipated production costs, adversely impacted EBITDA for the quarter relative to our previously issued guidance."

Mr. Nix continued, "Given that we have a limited operating history with respect to estimating production costs, and that we expect lower revenues and EBITDA for the 2004 fourth quarter and full fiscal year as compared to what was originally projected in November 2004, we believe it is prudent at this time to withdraw the earnings guidance for 2005 that we released in November 2004. We do however anticipate improved operating results in 2005 as a result of economies associated with increased production. However, the timing and rate of such improvement depends on a number of factors, many of which cannot be accurately projected at this time."

About National Coal Corp.

Headquartered  in  Knoxville,   Tennessee,  National  Coal  Corp.,  through  its
wholly-owned subsidiary, National Coal Corporation is engaged in coal mining in Eastern Tennessee and Southeastern Kentucky.

Information about Forward Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance.
Examples of forward looking-statements include projected revenues and EBITDA data for the periods discussed in this press release, and projected tons of coal sold and the prices at which such coal is estimated to be sold during such periods. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: (i) the worldwide demand for coal; (ii) the price of coal; (iii) the supply of coal and other competitive factors; (iv) the costs to mine and transport coal; (v) the ability to obtain new mining permits; (v) the costs of reclamation of previously mined properties;
(vi) the risks of expanding coal production; (vii) industry competition; (viii) our ability to continue to execute our growth strategies; and (ix) general economic conditions. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements speak only as of the date they are made.


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You should not put undue reliance on any forward-looking  statements.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn
that  we  will  make   additional   updates  with  respect  to  those  or  other
forward-looking statements.

Pro Forma Financial Information

National Coal Corp. has disclosed EBITDA data applicable to 2004 to supplement its estimated results determined under applicable generally accepted accounting principles (GAAP). EBITDA is a non-GAAP financial measure that reflects net income (loss) excluding interest income/expense, taxes, depreciation, depletion and accretion, and amortization expense. The adjusted amounts are not meant as a substitute for GAAP, but are included solely for informational purposes.


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CONTACT:
     National Coal Corp., Knoxville
     Kearstin Patterson, 865-690-6900 or
     mobile: 865-207-3875
     kpatterson@nationalcoal.com
     http://www.nationalcoal.com


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